UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2010

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	000-51112	20-2118147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 Bass Road, Macon, Georgia 31210

(Address of Principal Executive Offices)

(478) 476-2170

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 6, 2010, Mark A. Stevens resigned as the President and Chief Executive Officer of Atlantic Southern Financial Group, Inc. (the “Company”), effective immediately, to pursue other endeavors.  Mr. Stevens also resigned from his position as a director of the Company and a director and Executive Vice President of its wholly-owned subsidiary, Atlantic Southern Bank (the “Bank”).  Although Mr. Stevens was the founding President and Chief Executive Officer of the Bank, on July 31, 2009 the Company announced the appointment of Edward P. Loomis, Jr., who was then serving as Executive Vice President and Chief Operating Officer of the Bank, as President and Chief Executive Officer of the Bank.  No disagreements with management or the Board of Directors prompted Mr. Stevens’ decision.

William A. Fickling, III, age 54, the Chairman of the Board of Directors of the Company and the Bank, will now also assume the position of President and Chief Executive Officer of the Company.  Mr. Fickling will not receive any compensation for his service as President and Chief Executive Officer of the Company.  In addition to his service as Chairman of the Board of Directors, Mr. Fickling has served as a consultant at Fickling & Company, Inc. since 2002 and a private investment portfolio manager and Vice President of Mulberry Street Investment Company, LP. since 1986.

On December 6, 2010, Brandon L. Mercer resigned as First Senior Vice President, Corporate Lending of the Bank, effective immediately, to pursue other endeavors.  Mr. Mercer has informed the Company that no disagreements with management or the Board of Directors prompted his decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

DATE: December 10, 2010

	By:	/s/ Carol W. Soto
Carol W. Soto
Secretary and Chief Financial Officer